Exhibit 10.1

TRANSITION AGREEMENT

This Transition Agreement (the “Agreement”) is made as of May 11, 2010 (the “Effective Date”), by and between Capella Education Company (the “Company”) and Lois Martin (“Executive”).

WHEREAS, Executive is employed by the Company as Senior Vice President and Chief Financial Officer (“CFO”), pursuant to an Offer Letter dated October 20, 2004 and the Addendum A to Lois Martin Offer Letter (together, the “Offer Letter”).

WHEREAS, Executive has indicated her desire to leave the Company for personal reasons.

WHEREAS, the Company considers it desirable for Executive to remain employed for a period of time to facilitate a smooth transition while the Company identifies a successor Chief Financial Officer and such successor commences employment.

WHEREAS, the parties have mutually agreed to continue Executive’s employment for a transition period, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth below, as well as other good and valuable consideration, the Parties hereby agree as follows:

1. Transition Period. Subject to the terms and conditions of this Agreement, the Company will continue to employ Executive and Executive will remain employed with the Company from the Effective Date through January 3, 2011, unless Executive’s employment with the Company is earlier terminated pursuant to Section 6 below (the “Transition Period”). If Executive’s employment is not earlier terminated pursuant to Section 6, Executive will cease to be an employee and officer of the Company effective January 3, 2011, without further action by either Executive or the Company; such termination will be deemed a voluntary resignation by Executive and she will not be entitled to benefits under the Capella Education Company Senior Executive Severance Plan (the “Severance Plan”). The date of termination of Executive’s employment with the Company for any reason shall be the “Separation Date.”

2. Compensation and Benefits. During the Transition Period, the Company will pay Executive a base salary at the same base salary rate in effect for Executive on the Effective Date, subject to normal withholdings and payable in accordance with the Company’s normal payroll practices. In addition, during the Transition Period Executive will continue to participate in such employee benefit plans and programs for which she may be eligible and in which she participated on the Effective Date, pursuant to the terms and conditions of such plans (including without limitation an annual physical for 2010 which may be taken through January 31, 2011 and the Capella Education Company Management Incentive Plan pursuant to the terms of the 2010 Plan Document (the “2010 Incentive Plan”)). Upon Executive’s termination of employment by reason of her voluntary resignation effective January 3, 2011 in accordance with Section 1 above, Executive will not be entitled to receive severance benefits under either the Offer Letter or the Severance Plan.

3. Expenses. The Company shall reimburse Executive for all reasonable and necessary out-of-pocket business expenses incurred by her in the performance of her duties and responsibilities for the Company during the Transition Period, subject to the Company’s normal policies and procedures for expense verification and documentation.

4. Duties and Authority. During the Transition Period, Executive will continue to have the responsibilities and to perform the duties of CFO until such time that the Company appoints a successor CFO. Following appointment by the Company of a successor CFO, Executive’s title will be Senior Vice President, she will continue to report to the Company’s Chief Executive Officer, and her duties and responsibilities will include providing transition assistance, completing projects related to her prior responsibilities as CFO, and providing such advice, expertise, or knowledge with respect to her prior duties as CFO or other matters in which she was involved, and such other duties of an executive nature as may be requested by the Company’s Chief Executive Officer. Executive’s employment during the Transition Period will continue on a full-time basis and she will devote her full time, attention, skill and efforts as necessary to the faithful performance of such duties in a professional, diligent, trustworthy and businesslike manner. In addition, Executive will timely execute and deliver such acknowledgements, instruments, certificates, and other ministerial documents (including without limitation, certification as to specific actions performed by Executive in her capacity as an officer of the Company) as may be necessary or appropriate to formalize and complete the applicable corporate records and to ensure compliance with federal securities laws.

5. Retention Bonus.

a. As an incentive to Executive to remain with the Company through the Transition Period, the Company will pay to Executive a retention bonus in the amount of $281,250 (the “Retention Bonus”), subject to the conditions of Section 5(b) of this Agreement. The Retention Bonus will be paid to Executive in bi-weekly installments in accordance with the Company’s regular payroll schedule over a twelve-month period following the Separation Date.

b. Notwithstanding any other provision of this Agreement, the Company will pay to Executive the Retention Bonus described in Section 5(a) above only if she satisfies all of the following conditions: (i) Executive does not resign from employment with the Company and is not terminated by the Company for Cause (as defined in the Severance Plan) before January 3, 2011, (ii) following the Separation Date but on or before January 24, 2011, Executive signs and does not rescind a release of claims in favor of the Company and its affiliates and related entities, and their directors, officers, insurers, employees and agents, in the form attached to this Agreement as Exhibit A (subject to revisions due to changes in applicable laws) (the “Release”), and (iii) Executive is in compliance with her obligations pursuant to the terms of this Agreement and the Confidentiality Agreement (which term is defined in Section 7 of this Agreement).

6. No Early Termination; Cause. Executive’s employment with the Company may be terminated prior to the end of the Transition Period only upon Executive’s death or by the Company for Cause (as defined in the Severance Plan). Notwithstanding the foregoing, the Company may relieve Executive of her active performance of her duties during the Transition Period at any time in its sole discretion.

7. Confidentiality, Noncompetition and Inventions Agreement. Executive acknowledges that, as a condition of her initial employment with the Company and for valid consideration, she executed a Confidentiality, Non-Competition and Inventions Agreement, dated November 15, 2004 (“Confidentiality Agreement”). Executive acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and she affirms her continuing obligations to the Company under the Confidentiality Agreement.

8. Other Post-Termination Obligations.

a. Upon termination of Executive’s employment with the Company, or upon the earlier request of the Company, Executive will resign all positions then held as a director or officer of the Company and of any subsidiary, parent or affiliated entity of the Company, and will promptly execute and provide to the Company any further documentation, as requested by the Company, to confirm such resignation.

b. Executive acknowledges and agrees that she will continue to be a designated insider under the Capella Education Company Insider Trading Policy until either (i) her Separation Date, if such date occurs during an open trading window; or (ii) such date that the trading window for insiders opens following the Company’s next earnings release, if her Separation Date occurs during a closed trading window.

c. For a period of nine months following the Separation Date, without payment by the Company of additional compensation but at no cost to Executive, Executive will, upon reasonable request of the Company or its designee, cooperate with the Company in connection with the transition of Executive’s duties and responsibilities for the Company; consult with the Company regarding business matters that she was directly and substantially involved with while employed by the Company; and be reasonably available, with or without subpoena, to be interviewed, review documents or things, give depositions, testify, or engage in other reasonable activities in connection with any litigation or investigation, with respect to matters that Executive then has or may have knowledge of by virtue of Executive’s employment by or service to the Company or any related entity. In the event that the Company desires to obtain cooperation and consultation from Executive more than nine months following the Separation Date, such cooperation and consultation will be on terms and conditions mutually agreed upon by the parties.

9. Public Statements. Executive hereby acknowledges and agrees that the Company will be required under federal securities laws to disclose the terms of this Agreement and to file a copy of this Agreement with the Securities and Exchange Commission. Executive will not defame or disparage the reputation, character, image, products or services of the Company, or the reputation or character of the Company’s directors, officers, employees or agents. Officers and directors of the Company will not defame or disparage the reputation or character of Executive. Nothing in this Section 9 will be construed to limit or restrict Executive or the Company from taking any action that such party in good faith reasonably believes is necessary to fulfill such party’s fiduciary obligations to the Company, from making any statement internal to the Company’s operations for legitimate business reasons, or from providing truthful information in connection with any legal proceeding, government investigation or other legal matter.

10. Tax Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state and local income and employment taxes as the Company shall determine are required to be withheld pursuant to any applicable law or regulation. The Company makes no assurances to Executive as to the tax treatment of any payments hereunder and, except with respect to tax amounts withheld by the Company, Executive will be responsible for payment and remittance of all taxes due with respect to compensation received or imputed under this Agreement.

11. Section 409A. This Agreement and the payments hereunder are intended to be exempt from or to satisfy the requirements of Section 409A(a)(2), (3) and (4) of the Internal Revenue Code of 1986, as amended, including current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly.

12. Assignment. This Agreement is binding on Executive and on the Company and its successors and assigns. The rights and obligations of the Company under this Agreement may be assigned to a successor, including, but not limited to, a purchaser of all or substantially all of the business or assets of the Company. No rights or obligations of Executive hereunder may be assigned by her to any other person or entity.

13. Entire Agreement. This Agreement, the Confidentiality Agreement, any written stock option agreements and restricted stock unit award agreements to which Executive and the Company are parties, and the employee benefit plans sponsored by the Company in which Executive is a participant are intended to define the full extent of the legally enforceable undertakings of the parties, and no promises or representations, written or oral, that are not set forth or referenced explicitly in this Agreement are intended by either party to be legally binding. This Agreement supercedes any and all prior agreements or understandings between the parties, including the Offer Letter, which shall terminate and have no further force and effect as of the Effective Date.

14. Amendments. No amendment or modification of this Agreement will be effective unless made in writing and signed by Executive and the Company.

15. No Waiver. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

16. Headings. The descriptive headings of the paragraphs and subparagraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

17. Governing Law. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement shall be governed by the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule, whether of the State of Minnesota or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Minnesota.

18. Jurisdiction and Venue. Executive and the Company consent to jurisdiction of the courts of the State of Minnesota and/or the United States District Court, District of Minnesota, for the purpose of resolving all issues of law, equity, or fact arising out of or in connection with this Agreement. Any action involving claims of a breach of this Agreement must be brought exclusively in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of Minnesota and hereby waives any defense of lack of personal jurisdiction.

19. Waiver of Jury Trial. To the extent permitted by law, Executive and the Company waive any and all rights to a jury trial with respect to any dispute arising out of or relating to this Agreement.

20. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when (i) delivered personally; (ii) one business day after being sent by a national overnight courier service; or (iii) three business days after being sent by registered or certified mail, postage prepaid, and addressed as follows:

If to the Company:	General Counsel Capella Education Company Capella Tower 225 South Sixth Street, 9th Floor Minneapolis, MN 55402

If to Executive:	Lois M. Martin 2460 Sunrise Drive Little Canada, MN 55117

21. Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

IN WITNESS WHEREOF, the parties have executed this Transition Agreement on the date first stated above.

CAPELLA EDUCATION COMPANY

/s/ Lois M. Martin	/s/ J. Kevin Gilligan
Lois M. Martin	J. Kevin Gilligan, Chief Executive Officer

RELEASE BY LOIS MARTIN

Definitions. I intend all words used in this Release to have their plain meanings in ordinary English. Specific terms that I use in this Release have the following meanings:

A.	I, me, and my include both me and anyone who has or obtains any legal rights or claims through me.

B.	Capella means Capella Education Company, any company related to Capella Education Company in the present or past (including, without limitation, its predecessors, parents, subsidiaries, affiliates, and divisions), and any successors of Capella Education Company.

C.	Company means Capella; the present and past officers, directors, committees, shareholders, and employees of Capella; any company providing insurance to Capella in the present or past; the present and past employee benefit plans sponsored or maintained by Capella (other than multiemployer plans) and the present and past fiduciaries of such plans; the attorneys for Capella; and anyone who acted on behalf of Capella or on instructions from Capella.

D.	Agreement means the Transition Agreement between Capella and me made as of May 11, 2010, including all of the documents attached to the Agreement.

E.	My Claims means all of my rights that I now have to any relief of any kind from the Company, including without limitation:

1.	all claims arising out of or relating to my employment with Capella or the termination of that employment including, without limitation, all claims arising out of or relating to the Company’s Offer Letter to me dated October 20, 2004 and Addendum A thereto and the Capella Education Company Senior Executive Severance Plan;

2.	all claims arising out of or relating to the statements, actions, or omissions of the Company;

3.	all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under the laws of the United States or any other country or of any state, province, municipality, or other unit of government, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act, the Lilly Ledbetter Fair Pay Act of 2009, the Minnesota Human Rights Act, the Genetic Information Nondiscrimination Act, the Fair Credit Reporting Act, the Minneapolis Civil Rights Ordinance, and workers’ compensation non-interference or non-retaliation statutes (such as Minn. Stat. § 176.82);

EXHIBIT A

4.	all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; my activities, if any, as a “whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;

5.	all claims for compensation of any kind, including without limitation, bonuses, commissions, stock-based compensation or stock options, vacation pay, perquisites, relocation expenses, and expense reimbursements;

6.	all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages;

7.	all claims that a past unlawful decision has or has had a continuing effect on my compensation; and

8.	all claims for attorneys’ fees, costs, and interest.

However, My Claims does not include any claims that the law does not allow to be waived; any claims that may arise after the date on which I sign this Release; any claims for breach of the Agreement; any rights I have under any written stock option of restricted stock unit award agreement with Capella; my right to benefits under any employee benefit plan sponsored by Capella in which I am currently a participant; or any rights that I may have to indemnification from Capella as a current or former officer, director, or employee of Capella, including without limitation indemnification rights under applicable laws, the charter documents of Capella, or any liability insurance policy maintained by Capella.

Agreement to Release My Claims. I will receive consideration from Capella as set forth in the Agreement if I sign and do not rescind this Release as provided below. I understand and acknowledge that that consideration is in addition to anything of value that I would be entitled to receive from Capella if I did not sign this Release or if I rescinded this Release. In exchange for that consideration I give up and release all of My Claims. I will not make any demands or claims against the Company for compensation or damages relating to My Claims. The consideration that I am receiving is a fair compromise for the release of My Claims.

Additional Agreements and Understandings. Even though Capella will provide consideration for me to settle and release My Claims, the Company does not admit that it is responsible or

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legally obligated to me. In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.

Advice to Consult with an Attorney. I understand and acknowledge that I am hereby being advised by the Company to consult with an attorney prior to signing this Release and I have done so. My decision whether to sign this Release is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney.

Period to Consider the Release. I understand that I have 21 days from the day that I receive this Release, not counting the day upon which I receive it, to consider whether I wish to sign this Release. If I sign this Release before the end of the 21-day period, it will be my voluntary decision to do so because I have decided that I do not need any additional time to decide whether to sign this Release.

My Right to Rescind this Release. I understand that I may rescind this Release at any time within 15 days after I sign it, not counting the day upon which I sign it. This Release will not become effective or enforceable unless and until the 15-day rescission period has expired without my rescinding it.

Procedure for Accepting or Rescinding the Release. To accept the terms of this Release, I must deliver the Release, after I have signed and dated it, to Capella by hand or by mail within the 21 -day period that I have to consider this Release. To rescind my acceptance, I must deliver a written, signed statement that I rescind my acceptance to Capella by hand or by mail within the 15-day rescission period. All deliveries must be made to Capella at the following address:

General Counsel

Capella Education Company

Capella Tower

225 South Sixth Street, 9th Floor

Minneapolis, MN 55402

If I choose to deliver my acceptance or the rescission of my acceptance by mail, it must be:

(1)	postmarked within the period stated above; and

(2)	properly addressed to Capella at the address stated above.

Interpretation of the Release. This Release should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company. If this Release is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Release will remain in full force and effect with respect to all the rest of My Claims.

My Representations. I am legally able and entitled to receive the consideration being provided to me in settlement of My Claims. I have not been involved in any personal bankruptcy or other insolvency proceedings at any time since I began my employment with Capella. No child support orders, garnishment orders, or other orders requiring that money owed to me by Capella be paid to any other person are now in effect.

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I have read this Release carefully. I understand all of its terms. In signing this Release, I have not relied on any statements or explanations made by the Company except as specifically set forth in the Agreement. I am voluntarily releasing My Claims against the Company. I intend this Release and the Agreement to be legally binding.

Dated:
Lois M. Martin

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